Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
Nicole_Kenyon@Symantec.com	Hcorcos@Symantec.com
Symantec Reports Third Quarter Fiscal Year 2010 Results
•	Non-GAAP Revenue of $1.551 billion

•	Non-GAAP Operating Margin of 28.3 percent

•	Non-GAAP Earnings Per Share of $0.40

•	Non-GAAP Deferred Revenue of $3.07 billion

•	Cash Flow from Operations of $393 million
MOUNTAIN VIEW, Calif. — Jan. 27, 2010 — Symantec Corp. (Nasdaq:SYMC) today reported the results of its third quarter of fiscal year 2010, ended Jan. 1, 2010. GAAP revenue for the fiscal third quarter was $1.548 billion. Non-GAAP revenue was $1.551 billion, up 1 percent over the comparable period a year ago (down 3 percent after adjusting for currency).
“Our consumer business, with its market-leading solutions and diverse go-to-market channels, continued to show strong momentum,” said Enrique Salem, president and chief executive officer, Symantec. “Our Security and Compliance business contributed to the better than expected results, driven by our ability to sell multiple security products to our customers. In addition, our hosted services, data loss prevention and compliance solutions performed well.”
“We are encouraged by the improving trends in our license revenue and by the sequential stabilization of our maintenance revenues. This led to better than expected sequential and year-over-year growth in both revenue and deferred revenue,” said James Beer, executive vice president and chief financial officer. “Our business continues to deliver strong cash flow from operations, generating approximately $1 billion over the last three quarters.”
GAAP Results: GAAP operating margin for the third quarter of fiscal year 2010 was 17.9 percent. GAAP net income for the fiscal third quarter was $300 million compared with a $6.82 billion loss for the same quarter last year. GAAP diluted earnings per share were $0.37 compared with a loss per share of $8.25 for the same quarter last year.
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Symantec Reports Third Quarter Fiscal Year 2010 Results

Symantec realized a one-time benefit of $78.5 million to GAAP net income, or a $0.10 benefit to GAAP earnings per share in the December 2009 quarter as a result of the favorable ruling by the U.S. Tax Court regarding the Veritas Software tax assessment for 2000 and 2001. The company realized this one-time benefit because the previous accrual exceeded Symantec’s revised estimated incremental tax liability. The GAAP net loss for the year-ago quarter includes a non-cash goodwill impairment charge of approximately $7 billion.
GAAP deferred revenue as of Jan. 1, 2010, was $3.05 billion compared with $2.92 billion as of Jan. 2, 2009, up 4 percent. After adjusting for currency, GAAP deferred revenue increased 3 percent year-over-year.
Cash flow from operating activities for the third quarter of fiscal year 2010 was $393 million. Symantec ended the quarter with cash, cash equivalents and short-term investments of $2.61 billion.
Non-GAAP Results: Non-GAAP operating margin for the third quarter of fiscal year 2010 was 28.3 percent. Non-GAAP net income for the fiscal third quarter was $326 million compared with $352 million for the year-ago period. Non-GAAP diluted earnings per share were $0.40 compared with earnings per share of $0.42 for the year-ago quarter.
Symantec realized a one-time benefit of $16.5 million to non-GAAP net income, or a $0.02 benefit to non-GAAP earnings per share in the December 2009 quarter as a result of the previously mentioned favorable ruling by the U.S. Tax Court. The company realized this one-time benefit after releasing the accrual related to interest on the original tax assessment recorded since the Veritas acquisition.
Non-GAAP deferred revenue as of Jan. 1, 2010, was $3.07 billion compared with $2.96 billion as of Jan. 2, 2009, up 3 percent. After adjusting for currency, non-GAAP deferred revenue increased 2 percent year-over-year.
For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
During the third quarter of fiscal year 2010, Symantec repurchased 6.8 million shares for $121 million at an average price of $17.76 per share.
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Symantec Reports Third Quarter Fiscal Year 2010 Results

Business Segment and Geographic Highlights
For the quarter, Symantec’s Consumer segment represented 31 percent of total non-GAAP revenue and increased 7 percent year-over-year (increased 3 percent after adjusting for currency). The Security and Compliance segment represented 24 percent of total non-GAAP revenue and increased 3 percent year-over-year (declined 2 percent adjusting for currency). The Storage and Server Management segment represented 38 percent of total non-GAAP revenue and declined 4 percent year-over-year (declined 8 percent after adjusting for currency). Services represented 7 percent of total non-GAAP revenue, flat year-over-year (declined 5 percent after adjusting for currency).
International revenue represented 51 percent of total non-GAAP revenue in the third quarter of fiscal year 2010 and increased 3 percent year-over-year (declined 5 percent after adjusting for currency). The Europe, Middle East and Africa region represented 32 percent of total non-GAAP revenue for the quarter and increased 1 percent year-over-year (declined 9 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 15 percent of total non-GAAP revenue and increased 11 percent year-over-year (increased 5 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 53 percent of total non-GAAP revenue and declined 2 percent both before and after adjusting for currency.
Fourth Quarter Fiscal Year 2010 Guidance
Guidance assumes an exchange rate of $1.40 per Euro for the March 2010 quarter versus the actual weighted average rate of $1.30 per Euro for the March 2009 quarter, equivalent to an approximately 8 percent currency benefit. The end of period rate for the March 2009 quarter was $1.34, representing an approximately 4 percent currency benefit versus the $1.40 per Euro assumption for the March 2010 quarter.
For the fourth quarter of fiscal year 2010, ending April 2, 2010, GAAP revenue is estimated between $1.507 billion and $1.522 billion. GAAP diluted earnings per share are estimated between $0.16 and $0.17. GAAP deferred revenue is expected to be in the range of $3.162 billion and $3.192 billion.
Non-GAAP revenue for the fourth quarter of fiscal year 2010 is estimated between $1.510 billion and $1.525 billion. Non-GAAP diluted earnings per share are estimated between $0.36 and $0.37. Non-GAAP deferred revenue is expected to be in the range of $3.175 billion and $3.205 billion.
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Symantec Reports Third Quarter Fiscal Year 2010 Results

Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal third quarter 2010, ended Jan. 1, 2010, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2009.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	January 1,
	2010	April 3,
	(Unaudited)	2009(1)

ASSETS

Current assets:
Cash and cash equivalents	$2,593	$1,793
Short-term investments	18	199
Trade accounts receivable, net	901	837
Inventories	24	27
Deferred income taxes	184	163
Other current assets	224	278

Total current assets	3,944	3,297

Property and equipment, net	990	973
Intangible assets, net	1,282	1,639
Goodwill	4,606	4,561
Investment in joint venture	60	97
Other long-term assets	67	71

Total assets	$10,949	$10,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$198	$190
Accrued compensation and benefits	362	374
Deferred revenue	2,680	2,644
Income taxes payable	27	44
Other current liabilities	333	261

Total current liabilities	3,600	3,513

Convertible senior notes	1,844	1,766
Long-term deferred revenue	369	419
Long-term deferred tax liabilities	178	181
Long-term income taxes payable	487	522
Other long-term liabilities	51	90

Total liabilities	6,529	6,491

Total stockholders’ equity	4,420	4,147

Total liabilities and stockholders’ equity	$10,949	$10,638

(1)	Derived from audited financials, as adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Three Months Ended		Growth Rate
	January 1,	January 2,		Constant
	2010	2009(1)	Actual	Currency(2)

Net revenue:
Content, subscription, and maintenance	$1,292	$1,197
License	256	317

Total net revenue	1,548	1,514	2%	-2%

Cost of revenue:
Content, subscription, and maintenance	208	200
License	6	9
Amortization of acquired product rights	44	90

Total cost of revenue	258	299	-14%	-14%

Gross profit	1,290	1,215	6%	1%

Operating expenses:
Sales and marketing	635	581
Research and development	210	194
General and administrative	92	83
Amortization of other purchased intangible assets	61	60
Restructuring	5	47
Impairment of goodwill	—	7,006
Loss and impairment of assets held for sale	10	17

Total operating expenses	1,013	7,988	*	*

Operating income (loss)	277	(6,773)	*	*

Interest income	1	5
Interest expense	(33)	(31)
Other income, net	44	17

Income (loss) before income taxes and loss from joint venture	289	(6,782)

Provision for income taxes	(23)	22
Loss from joint venture	12	16

Net income (loss)	$300	$(6,820)	*	N/A

Basic net income (loss) per share	$0.37	$(8.25)
Diluted net income (loss) per share	$0.37	$(8.25)
Basic weighted-average shares outstanding	809	827
Diluted weighted-average shares outstanding	819	827

*	Percentage not meaningful

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Nine Months Ended		Growth Rate
	January 1,	January 2,		Constant
	2010	2009(1)	Actual	Currency(2)

Net revenue:
Content, subscription, and maintenance	$3,755	$3,669
License	699	1,013

Total net revenue	4,454	4,682	-5%	-4%

Cost of revenue:
Content, subscription, and maintenance	624	631
License	16	27
Amortization of acquired product rights	189	262

Total cost of revenue	829	920	-10%	-10%

Gross profit	3,625	3,762	-4%	-3%

Operating expenses:
Sales and marketing	1,770	1,841
Research and development	641	645
General and administrative	265	261
Amortization of other purchased intangible assets	186	171
Restructuring	64	73
Impairment of goodwill	—	7,006
Loss and impairment of assets held for sale	13	43

Total operating expenses	2,939	10,040	*	*

Operating income (loss)	686	(6,278)	*	*

Interest income	4	35
Interest expense	(96)	(94)
Other income, net	52	8

Income (loss) before income taxes and loss from joint venture	646	(6,329)

Provision for income taxes	86	160
Loss from joint venture	37	33

Net income (loss)	$523	$(6,522)	*	N/A

Basic net income (loss) per share	$0.64	$(7.81)
Diluted net income (loss) per share	$0.64	$(7.81)
Basic weighted-average shares outstanding	812	835
Diluted weighted-average shares outstanding	822	835

*	Percentage not meaningful

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	January 1,	January 2,
	2010	2009(1)
OPERATING ACTIVITIES:
Net income (loss)	$523	$(6,522)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	563	625
Amortization of discount on senior convertible notes	77	72
Stock-based compensation expense	124	123
Loss and impairment of assets held for sale	13	43
Deferred income taxes	(3)	(53)
Income tax benefit from the exercise of stock options	6	17
Excess income tax benefit from the exercise of stock options	(10)	(16)
Loss from joint venture	37	33
Impairment of goodwill	—	7,006
Net (gain) loss on legal liquidation of foreign entities	(46)	5
Other	1	11
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(47)	(157)
Inventories	4	6
Accounts payable	(42)	(20)
Accrued compensation and benefits	(24)	(45)
Deferred revenue	(95)	(49)
Income taxes payable	(118)	(45)
Other assets	4	68
Other liabilities	23	(38)

Net cash provided by operating activities	990	1,064

INVESTING ACTIVITIES:
Purchase of property and equipment	(149)	(215)
Proceeds from sale of property and equipment	45	40
Cash payments for business acquisitions, net of cash acquired	(16)	(1,045)
Purchase of equity investment	(16)	—
Purchases of available-for-sale securities	(2)	(223)
Proceeds from sales of available-for-sale securities	190	679

Net cash provided by (used in) investing activities	52	(764)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	73	189
Excess income tax benefit from the exercise of stock options	10	16
Tax payments related to restricted stock issuance	(19)	(15)
Repurchase of common stock	(364)	(600)
Repayment of short-term borrowing	—	(200)
Repayment of other long-term liability	(4)	(6)

Net cash used in financing activities	(304)	(616)

Effect of exchange rate fluctuations on cash and cash equivalents	62	(125)

Increase (decrease) in cash and cash equivalents	800	(441)
Beginning cash and cash equivalents	1,793	1,890

Ending cash and cash equivalents	$2,593	$1,449

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data)

							Year-Over-Year
	Three Months Ended						Non-GAAP Growth Rate
	January 1, 2010			January 2, 2009				Adjusted for
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual	FX(2)
Net revenue:	$1,548	$3	$1,551	$1,514	$24	$1,538	1%	-3%

Gross profit:	$1,290	$51	$1,341	$1,215	$117	$1,332	1%	-4%
Deferred revenue related to acquisitions		3			24
Stock-based compensation		4			3
Amortization of acquired product rights		44			90

Gross margin %	83.3%		86.5%	80.3%		86.6%	-10 bps	-60 bps

Operating expenses:	$1,013	$(111)	$902	$7,988	$(7,151)	$837	8%	3%
Stock-based compensation		(35)			(31)
Amortization of other intangible assets		(61)			(60)
Restructuring		(5)			(47)
Impairment of goodwill		—			(7,006)
Loss and impairment of assets held for sale		(10)			(17)
Patent settlement		—			10

Operating expenses as a % of revenue	65.4%		58.2%	527.6%		54.4%	380 bps	340 bps

Operating income (loss)	$277	$162	$439	$(6,773)	$7,268	$495	-11%	-16%

Operating margin %	17.9%		28.3%	-447.4%		32.2%	-390 bps	-410 bps

Net income (loss):	$300	$26	$326	$(6,820)	$7,172	$352	-7%	N/A
Gross profit adjustment		51			117
Operating expense adjustment		111			7,151
Net gain on legal entity liquidations		(43)			—
Non-cash interest expense		27			25
Settlements of litigation		—			1
JV: Amortization of other intangible assets/ stock-based compensation		2			2
Income tax effect on above items		(51)			(124)
Tax related adjustments:
Release of pre-acquisition tax contingencies		(62)			—
Release of valuation allowance		(9)			—

Diluted net income (loss) per share	$0.37	$0.03	$0.40	$(8.25)	$8.67	$0.42	-5%	N/A

Diluted weighted-average shares outstanding	819		819	827		834	-2%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Reconciliation of Revenue Detail and Deferred Revenue (1, 2, 3)
(In millions)
(Unaudited)

	Three Months Ended
	January 1, 2010			January 2, 2009
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP

Revenue
Content, subscription, and maintenance	$1,292	$3	$1,295	$1,197	$24	$1,221
License	256		256	317		317

Total revenues	$1,548	$3	$1,551	$1,514	$24	$1,538

Y/Y Growth Rate
Content, subscription, and maintenance	8%		6%	3%		3%
License	-19%		-19%	-9%		-9%

Total Y/Y Growth Rate	2%		1%	0%		1%

Y/Y Change Adjusted for FX
Content, subscription, and maintenance	4%		2%	6%		7%
License	-23%		-23%	-5%		-5%

Total Y/Y Change Adjusted for FX	-2%		-3%	4%		4%

Revenue by Segment
Consumer	$478	$—	$478	$432	$16	$448
Security and Compliance	369	3	372	354	8	362
Storage and Server Management	594	—	594	621	—	621
Services	107	—	107	107	—	107
Other	—	—	—	—	—	—
Revenue by Segment: Y/Y Growth Rate
Consumer	11%		7%	-2%		2%
Security and Compliance	4%		3%	-3%		-3%
Storage and Server Management	-4%		-4%	2%		2%
Services	0%		0%	4%		2%
Other	*		*	*		*
Revenue by Segment: Y/Y Change Adjusted for FX
Consumer	6%		3%	2%		5%
Security and Compliance	0%		-2%	2%		2%
Storage and Server Management	-8%		-8%	5%		5%
Services	-5%		-5%	9%		8%
Other	*		*	*		*

Revenue by Geography
International	$790	$3	$793	$760	$11	$771
US	758	—	758	754	13	767
Americas (US, Latin America, Canada)	824	—	824	828	14	842
EMEA	487	3	490	474	9	483
Asia Pacific & Japan	237	—	237	212	1	213
Revenue by Geography: Y/Y Growth Rate
International	4%		3%	-6%		-5%
US	1%		-1%	6%		7%
Americas (US, Latin America, Canada)	0%		-2%	6%		7%
EMEA	3%		1%	-10%		-9%
Asia Pacific & Japan	12%		11%	1%		1%
Revenue by Geography: Y/Y Change Adjusted for FX
International	-4%		-5%	1%		2%
US	1%		-1%	7%		7%
Americas (US, Latin America, Canada)	-1%		-2%	6%		7%
EMEA	-8%		-9%	0%		1%
Asia Pacific & Japan	6%		5%	3%		3%

Deferred Revenue	$3,049	$16	$3,065	$2,918	$45	$2,963
Y/Y Growth Rate	4%		3%	1%		2%
Y/Y Change Adjusted for FX	3%		2%	3%		4%

*	Percentage not meaningful

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

(3)	During the first quarter of fiscal 2010, we modified our segment reporting structure to more readily match our operating structure. See Appendix A for further details.

SYMANTEC CORPORATION
Guidance — Reconciliation of GAAP to Non-GAAP Targets
(In millions, except per share data)
(Unaudited)
We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending
Revenue reconciliation	April 2, 2010
GAAP revenue range	$1,507 - $1,522
Add back:
Deferred revenue related to acquisitions	3

Non-GAAP revenue range	$1,510 - $1,525

Three Months Ending
Earnings per share reconciliation	April 2, 2010
GAAP diluted earnings per share range
Add back:	$0.16 - $0.17
Stock-based compensation, net of tax	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights, other intangible assets and non-cash interest expense, net of tax	0.16

Non-GAAP diluted earnings per share range	$0.36 - $0.37

As of
Deferred revenue reconciliation	April 2, 2010
GAAP deferred revenue range	$3,162 - $3,192
Add back:
Deferred revenue related to acquisitions	13

Non-GAAP deferred revenue range	$3,175 - $3,205

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A
The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.
Deferred revenue related to acquisitions: We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	January 1,	January 2,
	2010	2009

Cost of revenues	$4	$3
Sales and marketing	16	15
Research and development	13	11
General and administrative	6	5

Total stock-based compensation	$39	$34

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
Restructuring: We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.
Impairment of goodwill and other intangible assets: During the December 2008 quarter, given the economic environment and a decline in our market capitalization, we concluded there were sufficient indicators to require us to perform an interim goodwill and other intangibles impairment analysis. In the December 2008 quarter, we recorded a $7.0 billion goodwill impairment charge, reflecting our best estimate of the goodwill impairment charge. We finalized our goodwill and other intangible impairment analysis during the fourth quarter of fiscal 2009 and recorded an additional $413 million impairment charge.

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A (continued)
Loss and impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. During the three months ended January 1, 2010, we sold a property for $42 million, which resulted in a loss of $10 million. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.
Net gain on legal liquidation of foreign entities: These items are the result of currency translation adjustments on the liquidation of dormant entities. We exclude the impact of these items because they are not closely related to, or a function of, our ongoing operations.
Non-cash interest expense: Effective April 4, 2009, we adopted new authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this new authoritative guidance, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.
Patent settlement/settlements of litigation: From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.
Joint venture: Consistent with the reasons discussed above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.
Release of pre-acquisition tax contingencies: New authoritative guidance on business combinations requires us to record, into the statement of operations, certain items that were originally recorded to goodwill at the time of an acquisition. Our evaluation of the U.S. Tax Court’s ruling on December 10, 2009, regarding the Veritas Software tax assessment for 2000 and 2001, necessitated this type of adjustment. For the three months ended January 1, 2010, we released certain tax accruals that were originally recorded to goodwill at the time of our July 2005 acquisition of Veritas. To enhance consistency and comparability of results across periods, we exclude the impact of the release of these accruals from our Non-GAAP results for the three months ended January 1, 2010. However, approximately $16.5 million of accruals that were released for the three months ended January 1, 2010 represent interest accruals attributed to the Veritas tax assessment that have been recorded to our income statement during post-acquisition periods. Accordingly, the amount of these accruals has not been excluded from Symantec’s Non-GAAP results.
Release of valuation allowance: Due to an acceleration in the use of our Irish net operating losses (“NOLs”), we have released a portion of the tax valuation allowance that was originally recorded against these NOLs in relation to the impairment of goodwill that we recorded solely to our GAAP results during the three months ended January 2, 2009. To enhance consistency and comparability of results across periods, we exclude the impact of the release of the valuation allowance from our Non-GAAP results for the three months ended January 1, 2010.
Segment reporting: During the first quarter of fiscal year 2010, the company modified its segment reporting structure to more readily match its operating structure. The following modifications were made to the segment reporting structure: Enterprise Vault products were moved to the Storage and Server Management segment from the Security and Compliance segment; and the Software-as-a-Service (SaaS) offerings were moved to either the Security and Compliance or the Storage and Server Management segment from the Services segment based on the nature of the service delivered. Fiscal year 2009 Enterprise Vault revenue of $197 million and fiscal year 2008 revenue of $168 million was moved, and fiscal year 2009 SaaS revenue of $51 million was moved. The predominant amount of SaaS revenue went to the Security and Compliance segment. The historical periods have been adjusted to reflect the modified reporting structure.